Exhibit 99.2

L I N C O L N   E L E C T R I C   H O L D I N G S ,   I N C .

22801 Saint Clair Avenue • Cleveland, Ohio 44117 • U.S.A

N E W S • R E L E A S E

LINCOLN ELECTRIC ANNOUNCES NEW SHARE REPURCHASE PROGRAM

AND DECLARES QUARTERLY DIVIDEND

CLEVELAND, OH, Friday, July 26, 2013 – Lincoln Electric Holdings, Inc., (“Company,” “Lincoln Electric”) (Nasdaq: LECO) today announced that its Board of Directors has approved a new share repurchase program authorizing the Company to repurchase in the aggregate up to 15 million of its outstanding common stock.

The new program is in addition to the previous 30 million share program that has approximately 2.1 million shares remaining following the repurchase of approximately 1.2 million shares year-to-date through June 30, 2013. The total shares now authorized for repurchase represents approximately 20% of the 83.6 million diluted weighted average shares outstanding as of June 30, 2013. Under the authorized program, Lincoln Electric may repurchase shares on the open market or through privately negotiated transactions from time to time, depending on market conditions and subject to other factors.

“Lincoln Electric’s strong cash flow has allowed us to invest in our business and growth strategies, and return cash to shareholders through dividends and share repurchases. Since 2003, we have returned approximately $775 million in cash to shareholders through dividends and share buybacks and have increased our dividend annually over that period. We believe that this new program gives us the flexibility to accelerate the return of cash to shareholders and reflects our confidence in achieving our longer-term ‘2020 Vision’,” said Christopher L. Mapes, President and Chief Executive Officer.

Additionally, the board declared a quarterly cash dividend of $0.20 per share, payable October 15, 2013, to holders of record as of September 30, 2013.

Business

Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc welding systems, plasma and oxyfuel cutting equipment and has a leading global position in the brazing and soldering alloys market. Headquartered in Cleveland, Ohio, Lincoln has 45 manufacturing locations, including operations and joint ventures in 19 countries and a worldwide network of distributors and sales offices covering more than 160 countries. For more information about Lincoln Electric and its products and services, visit the Company’s website at www.lincolnelectric.com.

Forward-Looking Statements

The Company’s expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. The factors include, but are not limited to: general economic and market conditions; the effectiveness of operating initiatives; applicable insurance; and the possible effects of events beyond our control, such as political unrest, acts of terror and natural disasters, on the Company or its customers, suppliers and the economy in general. For additional discussion, see “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K.

Contact

Amanda Butler

Director, Investor Relations

Tel: 216.383.2534

Email: Amanda_Butler@lincolnelectric.com